                                                                    EXHIBIT 23.4

                       [LETTERHEAD OF THOMPSON & KNIGHT,
                          A PROFESSIONAL CORPORATION]


August 20, 1996

Texas Bancorporation, Inc.
4101 North Parkway Boulevard
Odessa, Texas  79762

Norwest Corporation
Sixth and Marquette
Minneapolis, Minnesota  55479-1026

     Re: Agreement and Plan of Reorganization By and Between
         Texas Bancorporation, Inc. and Norwest Corporation

Ladies and Gentlemen:

     We have acted as counsel to Texas Bancorporation, Inc. ("Bancorp"), a corporation organized and existing under the laws of the state of Texas, in connection with the proposed merger of a wholly-owned subsidiary of Norwest Corporation ("Norwest"), with and into Bancorp, with Bancorp as the surviving corporation (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between Bancorp and Norwest dated as of June 3, 1996 (the "Agreement"). In our capacity as counsel to Bancorp, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     We have provided to Bancorp and Norwest the form of such opinion and we hereby consent to the use of the form of such opinion and to the references made to the firm under the captions "Summary--The Merger--Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement-Prospectus constituting part of the Registration Statement on Form S-4 of Norwest filed in connection with the Merger.

                                    Very truly yours,

                                    THOMPSON & KNIGHT,
                                    a Professional Corporation


                                    By
                                       -------------------------
                                       J. Y. Robb III
                                       Attorney